  Exhibit 99.1

Level Brands Reports 88% Annual Sales Growth
And a 68.2% Gross Profit Margin of Net Sales
for Fiscal Year 2018

CHARLOTTE, N.C.—December 13, 2018—(BUSINESS WIRE)--Level Brands, Inc. (NYSE American: LEVB), an innovative brand management and licensing company that provides bold, unconventional, and socially responsible branding for leading businesses, today announced financial and operating results for its fiscal year ended September 30, 2018.

FINANCIAL HIGHLIGHTS:
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Total net sales increased 88% to $8.4 million for the fiscal year ended September 30, 2018 from fiscal 2017.
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Gross profit as a percentage of net sales was 68.2% for the fiscal year ended September 30, 2018.
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Net loss attributable to common shareholders improved 76% to a loss of $412,075 in the fiscal year ended September 30, 2018, up from a loss of $1,738,734 in fiscal 2017. Included in net loss of $412,075 was non-cash expense of $1,969,433.
●
Working capital of $10.8 million at September 30, 2018, compared to working capital of $2.2 million at September 30, 2017; subsequent to the fiscal year end, the Company completed a secondary offering in October 2018 issuing 1.9 million shares for net proceeds of $6.3 million.
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No long-term debt.

“We are pleased to report strong, double-digit year-over-year growth,” stated Martin A. Sumichrast, Chairman and CEO of Level Brand. “Our licensing division was a major driver of this year’s growth, with two significant agreements generating approximately $5.1 million. “We continue to work to leverage our relationship with Kathy Ireland, which allows us access to virtually unlimited products which can meet the demands of our targeted customers. Our relationships encompass products in fashion, accessories, beverages, personal care, health care, and spirits, which are already in development or available at brick and mortar stores and online retailers” said Mr. Sumichrast.

“We also expect that the addition of our recently announced pending acquisition of the nationally recognized CBD consumer products brand cbdMD will add significant scale to our overall business. With the capital we have available, we are confident that we can significantly accelerate the revenue growth of cbdMD in 2019 and beyond. We believe that the next three to five years will produce a few leading CBD brands, and our goal is for cbdMD to be the leader in this emerging space. cbdMD products can be purchased online or through over 700 retailers in 40 states. In the event we complete the merger, we believe cbdMD opens the door to a wide potential of vertical growth opportunities.” added Sumichrast.

The closing of the merger is subject to customary conditions, as well the passage of 2018 Farm Bill. The Merger Agreement provides for merger consideration of 15,250,000 shares of Level Brand’s common stock and also provides for additional issuance of common stock, as part of the merger consideration, upon satisfaction of aggregate revenue goals up to $300 million within 60 months following the closing.  Following the expected closing of the merger, cbdMD will operate as a wholly-owned subsidiary of Level Brands. cbdMD’s executive team will continue in similar roles at the subsidiary. The CEO of cbdMD brings a wealth of great experience. He founded the ecig company Blu in 2009, which he built into one of the leading brands globally before selling it to Lorillard Tobacco in 2012.

 FISCAL YEAR 2018 AND RECENT OPERATIONAL HIGHLIGHTS:

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Signed definitive merger agreement to acquire nationally recognized CBD consumer products brand cbdMD.
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Launched first five new CBD kathy ireland® Health & Wellness branded products as part of Isodiol license agreement.
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kathy ireland® Health & Wellness signed a 7 year license agreement with Boston Therapeutics for Sugardown®, a chewable pre-meal dietary supplement for glycemic health.
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Signed five-year licensing agreement with Gravocore fitness system, launched in 2017 in an exclusive partnership with Amazon.
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Partnered with BMG, a multinational record label and the world’s fourth-largest music-publishing company, to launch new record label with three project agreement.
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Damiva launched 100% natural women’s personal care products into health food stores with kathy ireland® Worldwide.
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Opened corporate office and design studio in Los Angeles.

CONFERENCE CALL DETAILS
Thursday, December 13, 2018, 8:30 a.m. Eastern Time
Domestic:	1-877-451-6152
International:	1-201-389-0879
Replay – Available through December 27, 2018
Domestic:	1-844-512-2921
International:	1-412-317-6671
Conference ID:	13685753

About Level Brands, Inc. (www.LevelBrands.com)
Level Brands is an innovative brand management and licensing company that provides bold, unconventional, and socially responsible branding for leading businesses. The focus of LEVB is licensing and corporate brand management for consumer products, including art, beauty, fashion, the beverage space, health and wellness, and entertainment. License brand marketing is at the core of the Level Brands businesses: kathy ireland® Health & Wellness; Ireland Men One (I’M1), a men’s lifestyle brand established to capitalize on potentially lucrative licensing and co-branding opportunities with brands focused on millennials; Encore Endeavor One (EE1), a provider of corporate brand-management services and producer of experiential entertainment events and products across multiple platforms.

Forward-Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of words such as ''should,'' ''may,'' ''intends,'' ''anticipates,'' ''believes,'' ''estimates,'' ''projects,'' ''forecasts,'' ''expects,'' ''plans,'' and ''proposes.'' These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to our material dependence on our relationship with kathy ireland® Worldwide, our limited operating history, our ability to expand our business and significantly increase our revenues and our ability to report profitable operations in future periods, the closing of the pending merger transaction and, if the transaction closes, the approval by NYSE American of the continued listing of our common stock and the perceived market opportunity for Level Brands, among others. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Level Brands, Inc.'s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 as filed with the Securities and Exchange Commission (the "SEC") on December 12, 2018 and our other filings with the SEC. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Level Brands, Inc. and are difficult to predict.  Level Brands, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:
Investors:
RedChip Companies
Craig Brelsford, 407-644-4256
craig@redchip.com